Exhibit 99.2

EXULT, INC. AND SUBSIDIARIES

Supplemental Schedule—Schedule II

Valuation and Qualifying Accounts

(amounts in thousands)

Column A	Column B	Column C			Column D		Column E
		Additions
		(1)	(2)
Description	Balance at Beginning of period	Charged to costs and expenses	Charged to other accounts—describe		Deductions—describe		Balance at End of period
Accumulated Depreciation and Amortization—Fixed Assets and Direct Contract Costs:
2002	$12,024	$16,430	$—		$332	(a)	$28,122
2001	3,525	8,514	—		15	(b)	12,024
2000	107	3,418	—		—		3,525
Accumulated Amortization— Intangible Assets:
2002	6,984	938	3,781	(c)	2,930	(d)	8,773
2001	4,592	2,923	2,490	(c)	3,021	(d)	6,984
2000	357	4,235	—		—		4,592
Accumulated Amortization— Other Assets:
2002	—	238	—		—		238
2001	—	—	—		—		—
2000	—	—	—		—		—
Accrued Severance and Related Costs:
2002	11,484	2,505	—		10,867	(e)	3,122
2001	—	15,434	—		3,950	(f)	11,484
2000	—	—	—		—		—

(a)	Represents foreign currency adjustment and retirements of certain Fixed Assets and Direct Contract Costs.
(b)	Represents foreign currency adjustment.
(c)	Amortization is charged against revenue.
(d)	Arises from retirements of certain Intangible Assets.
(e)	Comprised of cash payments of $8,558 and a reduction of $2,309 as a result of completion of certain of the arrangements at amounts less than previously estimated and changes in certain estimates with regard to the remaining arrangements.
(f)	Cash payments.